Exhibit 10.1
EPAM SYSTEMS, INC.
EXECUTIVE SEVERANCE PLAN

1.	Purpose

EPAM Systems, Inc. (the “Company”) has adopted this EPAM Systems, Inc. Executive Severance Plan (the “Plan”), for the purpose of providing a uniform standard for determining severance benefits for certain executives of the Company and its Subsidiaries who incur certain terminations of employment.  An individual who receives severance payments or benefits under this Plan will not participate in any other severance plan sponsored or maintained by the Company or any Affiliate.

The Plan qualifies as a “top hat” plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore the Plan is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). No employee contributions are required or permitted.  This document constitutes both the Plan document and the summary plan description required under ERISA.

This Plan shall be effective as of June 23, 2025.

2.	Definitions

Certain capitalized terms used in this Plan shall have the meanings given in this Section 2.

(a)          “Affiliate” has the meaning set forth in the LTIP.

(b)          “Award Agreement” has the meaning set forth in the LTIP.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Cause” has the meaning set forth in the LTIP.

(e)          “Change in Control” has the meaning set forth in the LTIP.

(f)          “Company Group” means the Company together with each Subsidiary.

(g)          “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(h)          “Disability” has the meaning set forth in the LTIP.

(i)           “Employment Agreement” has the meaning set forth in the LTIP.

(j)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(k)          “Good Reason” has the meaning set forth in the LTIP.

(l)           “LTIP” means the EPAM Systems, Inc. 2025 Long Term Incentive Plan, or any successor plan thereto.

(m)         “Officer” shall mean an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

(n)          “Option” has the meaning set forth in the LTIP.

(o)          “Plan Administrator” means the Committee, or such other individual as determined by the Committee from time to time.

(p)          “PSU” has the meaning set forth in the LTIP.

(q)         “Qualifying Termination” means a Participant’s employment is terminated (i) by the Company or a Subsidiary without Cause or (ii) by the Participant for Good Reason. For the avoidance of doubt, such termination of a Participant who is Retirement Eligible as of the Termination Date shall be considered a Qualifying Termination.

(r)          “Qualifying Non-CIC Termination” means a Participant’s Qualifying Termination that is not a Qualifying CIC Termination .

(s)         “Qualifying CIC Termination” means a Participant’s Qualifying Termination within three months immediately prior to a Change in Control or within 12 months immediately following a Change in Control.  To the extent that a Qualifying Termination occurs prior to a Change in Control, the Qualifying Termination initially will be deemed a Qualifying Non-CIC Termination; provided that if a Change in Control occurs within three months following such Qualifying Termination, upon the occurrence of such Change in Control, the Qualifying Termination will retroactively be deemed a Qualifying CIC Termination.

(t)         “Retirement Eligible” means, as of the Participant’s Termination Date, all the following criteria are met: (i) the Participant has attained at least age 60 and has completed at least five (5) years of service with the Company or an Affiliate; and (ii) the sum of the Participant’s age and years of service with the Company or any Affiliate as of the Termination Date equals or exceeds seventy (70).

(u)          “RSU” has the meaning set forth in the LTIP.

(v)          “Severance Benefits” shall mean the severance payments and benefits provided under this Plan, and shall consist of either the CIC Severance Benefits and the Non-CIC Severance Benefits (each as defined below), as applicable.

(w)         “Subsidiary” has the meaning set forth in the LTIP.

(x)          “Termination Date” means the date on which the Participant’s employment with the Company or any Subsidiary is terminated.

3.	Eligibility

Officers and other executive employees, in each case as selected by the Committee, will be eligible to receive severance benefits under this Plan (each such eligible executive, a “Participant”) if they have received a participation notice (the “Participation Notice”) provided by the Company.  A Participant will be eligible for Severance Benefits if the Participant experiences a Qualifying Termination.  For the avoidance of doubt, a Participant will not experience a Qualifying Termination if the Participant incurs a termination of employment:

(a)          by the Company or a Subsidiary for Cause;

(b)          by the Company or a Subsidiary due to Disability;

(c)          due to the Participant’s death;

(d)          due to the Participant’s voluntary retirement (whether or not such Participant is Retirement Eligible);

(e)          due to the Participant’s voluntary resignation without Good Reason;

(f)          upon or in connection with the Participant’s acceptance of employment with any Subsidiary or Affiliate of the Company or a Subsidiary, other than the entity that currently employs the Participant;

(g)         due to the sale of any member of the Company Group or any business unit, facility, division or subsidiary thereof, to the extent the Participant continues to be employed by or is offered substantially equivalent employment with the purchaser or any of its Affiliates or successor to the business of the Company or any Subsidiary (except to the extent that any changes in the Participant’s terms of employment would constitute Good Reason); or

(h)         in connection with the elimination of the Participant’s employment but another reasonably comparable position, as determined by the Plan Administrator in its sole discretion, with any division, Subsidiary, Affiliate or managed entity of the Company Group has been offered to the Participant instead.

If a Participant conveys to the Company or a Subsidiary intent to resign in writing under clause (d) or (e) and the Company or Subsidiary decides to accept the resignation at an earlier date, or to accelerate the Participant’s Termination Date, the Participant will not be entitled to severance payments and benefits under the Plan as a result of such acceptance or acceleration of the Participant’s resignation of employment.

Notwithstanding the eligibility requirements set forth above, ineligibility to participate in the Plan will not preclude any individual from receiving any termination benefits that may be provided in any Award Agreement subject to the terms of such Award Agreement.  For the avoidance of doubt, unless otherwise determined by the Committee or otherwise specifically set forth in a contract with the Participant after the date hereof, (i) the Participant shall not be eligible to receive any severance or other termination payments or benefits under any other plan, policy, arrangement or agreement (including any Employment Agreement), (ii) the Participant’s sole compensation and benefits in connection with a termination of employment or service are as set forth in this Plan and (iii) if for any reason such payments are made, any such payments or benefits received under such other plan, policy, arrangement or agreement shall reduce any payments or benefits made under this Plan.

4.	Qualifying Non-CIC Termination Severance Payments and Benefits

Upon a Participant’s Qualifying Non-CIC Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “Non-CIC Severance Benefits”):

(a)          an  amount equal to one times the sum of (i) the Participant’s then-current annual base salary, plus (ii) the Participant’s annual target bonus for the year in which the Termination Date occurs;

(b)         if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall either (x) continue to provide coverage under the Company’s group health plans or (y) pay the COBRA premium payments for the Participant and the Participant’s eligible dependents (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) under the Company’s (or any Subsidiary’s) group health plans, in either case, until the earliest of (i) the date that is 12 months following the Participant’s Termination Date, (ii) the date that the Participant becomes eligible for substantially similar coverage from a subsequent employer and (iii) the date that the Participant is no longer eligible to receive continuation coverage; provided, however, that with respect to a Participant that resides outside the United States, the Company shall endeavor to provide a comparable continuation of health care benefits during the 12 months following the Participant’s Termination Date as it deems, in its sole discretion, to be appropriate and in light of the applicable benefit programs in the Participant’s residence jurisdiction and applicable law;

(c)        any earned (based on the Compensation Committee’s determination of annual bonuses generally) but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s termination that is earned based on the Compensation Committee’s determination of annual bonuses generally, payable when the annual bonus would have normally been paid or, if later, within 10 days following the date that the Release (as defined below) becomes irrevocable;

(d)         for any RSU award granted to the Participant under the LTIP that is subject only to time-based vesting and that is outstanding as of the Termination Date (or, if earlier, the commencement of any notice period or transition period, as described in Section 7), the portion of the award that would have vested over the next 12 months immediately following the Participant’s Termination Date (or the commencement of any notice period or transition period) shall accelerate, and any other unvested portion of such equity award, and the unvested portion of any other equity awards, shall be cancelled and forfeited;

The amount in clause (a) shall be paid in a lump sum on the Company’s normal payroll date following the Participant’s Termination Date.  The benefits described in this Section 4 (including the effectiveness of the vesting described in clause (d)) shall not commence until the date following the date that the Release becomes irrevocable; provided, however, that if any portion of the Non-CIC Severance Benefits may be paid or commence in a different calendar year depending on when the Release is executed, then payment of the Non-CIC Severance Benefits will be delayed and paid or provided in the later calendar year.

Notwithstanding the provisions of Section 4 and Section 5, to the extent that a Qualifying Termination occurs prior to a Change in Control, the Participant is entitled to receive the Non-CIC Severance Benefits pursuant to Section 4, and a Change in Control occurs within three months after the Qualifying Termination such that it is deemed a Qualifying CIC Termination, the Participant shall become entitled to receive the CIC Severance Benefits (without duplication of any of the Non-CIC Severance Benefits), and the excess of the CIC Severance Benefits that would have been paid prior to the Change in Control over the Non-CIC Severance Benefits paid prior to the Change in Control shall be paid in the first payroll period following the Change in Control.

5.	Qualifying CIC Termination Severance Payments and Benefits

Upon a Participant’s Qualifying CIC Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):

(a)          a lump sum payment in an amount equal to 1.5 times (or, if the Participant is the Chief Executive Officer, two times) the sum of (i) the Participant’s then-current annual base salary, plus (ii) the Participant’s annual target bonus for the year in which the Termination Date occurs;

(b)         if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall either (x) continue to provide coverage under the Company’s group health plans or (y) pay the applicable COBRA premium payments for the Participant and the Participant’s eligible dependents (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) under the Company’s (or any Subsidiary’s) group health plans, in either case, until the earliest of (i) the date that is 18 months (or, if the Participant is the Chief Executive Officer, 24 months) following the Participant’s  Termination Date, (ii) the date that the Participant becomes eligible for substantially similar coverage from a subsequent employer and (iii) the date that the Participant is no longer eligible to receive continuation coverage; provided, however, that with respect to a Participant that resides outside the United States, the Company shall endeavor to provide a comparable payment relating to the cost of health care benefits during the 18-month period (or, if the Participant is the Chief Executive Officer, 24-month period) following the Termination Date as it deems, in its sole discretion, to be appropriate and customary in light of the applicable benefit programs in the Participant’s residence jurisdiction and applicable law;

(c)         any earned (based on the Compensation Committee’s determination of annual bonuses generally) but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s Termination Date that is earned based on the Compensation Committee’s determination of annual bonuses generally, payable when the annual bonus would have normally been paid or, if later, within 10 days following the date that the Release (as defined below) becomes irrevocable;

(d)        accelerated vesting of 100% of each outstanding RSU, PSU or other equity award granted to the Participant under the LTIP that remains outstanding as of the Termination Date; provided, that with respect to any equity award whose vesting is contingent upon the achievement of performance conditions, such performance conditions shall be deemed to be satisfied at the greater of target and actual performance unless otherwise set forth in the applicable Award Agreement; and

The benefits described in this Section 5 (including the effectiveness of the vesting described in clause (d)) shall not commence until the date following the date that the Release becomes irrevocable; provided, however, that if any portion of the CIC Severance Benefits may be paid in a different calendar year depending on when the Release is executed, then payment of the CIC Severance Benefits will be delayed and paid or provided in the later calendar year.

Notwithstanding anything herein to the contrary, the severance payments and benefits described in this Section 5 shall be reduced by the amount of severance payments and benefits received by the Participant pursuant to any agreement between the Company or a Subsidiary and the participant, in connection with a Qualifying CIC Termination.

6.	Requirement of Release and Compliance with Covenants

In order to be eligible to receive any Severance Benefits in connection with a Qualifying Termination, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective general release and waiver of claims (a “Release”) in a form provided by the Participant’s employer, without alterations (and not revoke the release and waiver following delivery of the release and waiver to the Company, if revocation is permitted by applicable law); and (b) comply, and continue to comply, with the terms of the Release and, as applicable, of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company, for the applicable duration of each such covenant.  For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, including under the Participant’s Employment Agreement with any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under this Plan, and the Participant may (in the discretion of the Compensation Committee) be obligated to repay any Severance Benefits previously paid.

For the avoidance of doubt, any Severance Benefits are subject to the Company’s clawback policies, including the EPAM Systems, Inc. Compensation Recoupment Policy, effective as of November 26, 2023 if so required under such policy.

7.	Transition Periods; Notice Periods.

The Plan shall not be construed to preclude or otherwise avoid any required notice period or garden leave or post-termination retirement or health plan coverage or other minimum benefits required to be provided by applicable law, and a Participant shall continue to receive all salary and benefits that are required to be provided during any required statutory notice period or garden leave.  In the event that the law of any jurisdiction, or the terms of any contract with a Participant, require a notice period or garden leave, or if the Company and the Participant otherwise agree to a transition period during which the Participant remains an active employee of the Company, then the Company or any Subsidiary may, in its discretion and to the extent permitted by law, reduce the benefits specified in Section 4 or Section 5, as applicable, by the amount of compensation (whether salary, bonus, other incentive or other compensation) or other benefits that is paid to the Participant during the applicable required notice period or transition period.  Any reduction in payments in accordance with this Section 7 shall not be deemed a violation of the terms of this Plan.  In the event that applicable law requires a notice period, then unless otherwise determined by the Company, for purposes of Section 4(a)(ii) or Section 5(a)(ii), as applicable, the Termination Date shall be deemed to occur in the year in which the notice period commences.

8.	Calculation of Severance Benefits; Tax Withholding

Calculation of a Participant’s Severance Benefits shall be determined based on the Participant’s salary and other compensation in effect as of the Participant’s Termination Date.  The Company shall have the discretion, from time to time and on a case-by-case basis, to provide such additional severance payments or benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate.

In no event shall the provision of any such benefit for one Participant create a precedent or require that any other Participant be provided such benefit, either under this Plan or any other plan or arrangement. The provisions of the Plan will replace and supersede any comparable severance rights or benefits set forth in any employment agreement, offer letter or other agreement with a Participant except to the extent otherwise set forth in a Participation Notice.

All Severance Benefits provided shall be subject to withholding of applicable federal, state and/or local taxes as required by applicable law.

9.	Section 409A

The Company intends that all Severance Benefits shall satisfy the requirements for a short-term deferral or an involuntary separation plan payment so as not to be treated as deferrals of compensation.  Notwithstanding the foregoing, to the extent any payments or benefits under the Plan are subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A.  For purposes of any payments or benefits under the Plan subject to Section 409A:

(a)          The Participant shall not be considered to have terminated employment with the Company or a Subsidiary unless such termination constitutes a “separation from service” within the meaning of Section 409A.

(b)          Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.

(c)          Any payments subject to execution of an effective release shall be paid within 60 days following the Participant’s separation from service; provided, however, if this 60-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the second calendar year on a date determined by the Company.

(d)          If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).

The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A and will have no liability to the Participant or any other party if the Severance Benefits are not compliant or for any action taken by the Plan Administrator with respect thereto.

10.	Section 280G

In the event that any Severance Benefits or other compensation contingent upon a Change in Control to be received by a Participant (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) but for this Section 10, be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions, or any comparable federal, state, local or foreign excise tax) (“Excise Tax”), then, subject to the provisions of this Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) reduced to the minimum extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local or foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Any determination required under this Section 9 shall be made by independent tax counsel designated by the Company (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required under this Section 9, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Participant pays all taxes at the highest marginal rate.

11.	Accrued Amounts.

Regardless of the reasons for the termination of any Participant’s employment, the Participant shall be entitled to receive (in addition to the Severance Benefits):  (i) any base salary earned but not paid through the Participant’s Termination Date, to be paid on the next regularly scheduled payroll date following such termination or at any earlier time required by applicable law, (ii) any reasonable business expenses incurred during the course of the Participant’s employment which were not reimbursed prior to the Termination Date, subject to the applicable policies for expenses and reimbursements, and (iii) vested benefits under any retirement or health and welfare plan sponsored or maintained by the Company or any Subsidiary, determined in accordance with the terms and conditions of such plans.  For the avoidance of doubt, the payment of paid time off shall be determined based on the Company’s policies relating to paid time off.

12.	Plan Administration

The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Company.  Not in limitation, but in amplification of the powers and duties specified in this Plan, the Plan Administrator shall:

(a)          Have all powers to administer the Plan, within its sole discretion.

(b)        Have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.

(c)          Correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Plan Administrator shall deem necessary to carry out the purposes of this Plan.

(d)         Have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by a Participant or representative thereof.

(e)          Have total and complete discretion to adopt, publish, and enforce such rules as the Plan Administrator shall deem necessary and proper for the efficient administration of the Plan.

All determinations by the “Company” referred to in the Plan shall be made by the applicable entity in its capacity as the employer.  All determinations by EPAM Systems, Inc. referred to in the Plan shall be made by EPAM Systems, Inc. in its capacity as settlor of the Plan.

13.	General Provisions

Except to the extent that federal law governs, this Plan will be construed, administered and enforced in accordance with the laws of the State of Delaware.  Participants may not assign or transfer the benefits provided under this Plan.

Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this Plan.

Nothing in this Plan shall be construed as conferring any right upon a Participant to continued employment with any member of the Company Group, or interfere with the right of the Company or any Subsidiary to terminate, or change the terms of, a Participant’s employment at any time.

For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Company, unless specifically provided for under the applicable plan documents or required by applicable law.

If the Company is obligated by the Worker Adjustment and Retraining Notification Act, or any applicable local law equivalent for Participants outside the United States, (“WARN”) to provide any Participant compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under WARN.

14.	PLAN INFORMATION

Information required by ERISA

Plan Name EPAM Systems, Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay

Employer Identification Number 77-0487526	Plan Year Ends December 31

Plan Number Plan 504 Plan Sponsor EPAM Systems, Inc. Agent for Service of Legal Process General Counsel Edward_Rockwell@epam.com	Plan Administrator Compensation Committee

15.	Funding of the Plan

The Company will pay amounts owing under the Plan out of the general assets of the Company.  This Plan is intended to be an unfunded “employee welfare benefit plan” as defined in Section 3(1) of ERISA and, accordingly, this Plan is governed by ERISA.

16.	Changing or Terminating the Plan

The Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, by action of the Board, or its delegate; provided, however, that following a Change in Control, no amendment of the Plan shall apply to any individual that was selected to be a Participant in the Plan prior to the Change in Control if such amendment would be adverse to such Participant.  A plan amendment, modification, suspension or termination may be made for any reason and at any time.

17.	ERISA Rights

Participants in the Plan have certain rights and protections under ERISA.  ERISA provides that Participants are entitled to:

(a)          Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan; and

(b)         Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).  The Plan Administrator may make a reasonable charge for the copies.

18.	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Participants and their beneficiaries.  No one, including a Participant’s employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.

19.	Filing a Claim

If a Participant disagrees with the determination or payment of such Participant’s Severance Benefits, or if a Participant has any questions about receiving these Severance Benefits, such Participant should contact the Plan Administrator in writing within 60 days following becoming aware of any determination or the receipt of the payment, as applicable, that the Participant wishes to challenge.

20.	Time Frame for Claim Determinations; Adverse Benefit Determinations

The Plan Administrator will notify the Participant of an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment) within a reasonable period of time, but no later than 90 days after receiving such Participant’s written claim.  This 90-day period may be extended for up to an additional 90 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.

In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Plan Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.

The Plan Administrator’s notice of an adverse benefit determination will set forth:

(a)          The specific reason(s) for the adverse benefit determination;

(b)          Reference to the specific Plan provisions on which the benefit determination is based;

(c)          A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and

(d)          A description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Plan Administrator.

21.	Procedures for Appealing an Adverse Benefit Determination

A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination under Section 19 within which to appeal the determination.  A Participant has the right to:

(a)          Submit written comments, documents, records and other information relating to the claim for benefits;

(b)        Request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits.  Note that a reasonable charge will be made for copies of the Plan document.  For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:

(i)	was relied upon in making the benefit determination;

(ii)
was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or

(iii)	demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and

(c)         A review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator will notify the Participant of the Plan’s benefit determination on appeal within a reasonable period of time, but not later than 60 days after receipt of the Participant’s written appeal.  This 60-day period may be extended for up to an additional 60 days if the Plan Administrator (i) determines that special circumstances require an extension of time for processing the appeal of the claim, and (ii) notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.

In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on appeal is stopped from the date the Plan Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.

The Plan Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:

(a)          the specific reason(s) for the adverse benefit determination;

(b)          reference to the specific Plan provisions on which the benefit determination is based;

(c)          a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim.  Note that a reasonable charge may be imposed for copies of the Plan document; and

(d)          a statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.

The Participant must exhaust this Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court.  Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.

22.	Assistance with Questions

If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator.  If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact:   Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210.  A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by contacting EBSA.

*     *     *     *    *

EPAM Systems, Inc. Executive Severance Plan
Form of Participation Notice

[Date]

[Name]
[email]

Re:  Participation in Executive Severance Plan

Dear [____],

As an officer of EPAM Systems, Inc. (“EPAM”), you have been selected as eligible to participate in the EPAM Systems, Inc. Executive Severance Plan (the “Plan”).  The purpose of the Plan is to provide a uniform standard for determining severance benefits for officers of EPAM.  As a participant in the Plan, you would become eligible to receive severance benefits provided under the Plan in the event that EPAM or one of its subsidiaries terminated your employment without “Cause” or if you resign your employment for “Good Reason” (each as defined in the Plan).

You will not be eligible to participate in any other severance plan or program sponsored or maintained by EPAM or any of its affiliates.

Thank you for your continued dedication to EPAM.

Sincerely,

Chief People Officer